Exhibit 10.14

CardioMEMS, Inc.
75 Fifth Street, NW,
Suite 440
Atlanta, GA 30308
Phone (404) 920-6700
Fax (404) 885-9974

August 7, 2006

Bud Ingalls

Re: Employment Terms

Dear Bud,

CardioMEMS, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”), on the following terms:

1.	Duties; Reporting Relationship; Office Location.

You will serve in an executive capacity and shall perform the duties of CFO as commonly associated with this position, including primary responsibility for management of the Company’s financial and administrative operations, and as also may be assigned to you by the Company’s Chief Executive Officer (“CEO”). You will report to the CEO, currently Jay Yadav, and will be a member of the executive team responsible for overall planning and strategic implementation. You will work at the Company’s corporate headquarters which are currently located in Atlanta, Georgia. Please understand that the Company may change your position, reporting relationship, duties and work location from time to time in its discretion.

2.	Compensation and Benefits.

Your initial base salary shall be $250,000 per annum, subject to payroll deductions and all required withholdings. Your salary will be paid semi-monthly.

In addition to the above base salary, you will be eligible to earn an annual performance bonus of up to $50,000, subject to payroll deductions and all required withholdings (the “Performance Bonus”). For calendar year 2006, you will be guaranteed to receive the Performance Bonus, prorated to reflect your partial year of employment, if you remain employed in the position of CFO through December 31, 2006. Thereafter, the Performance Bonus will not be guaranteed, and the Performance Bonus will be based on your performance and the Company’s performance. In addition, you must be an employee in good standing on the Performance Bonus calculation date to earn and be eligible to receive a Performance Bonus. The Company’s Board of Directors (“Board”) will determine whether you have earned the Performance Bonus and the amount of the Performance Bonus.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of the benefit plans. You will accrue paid vacation at the rate of three (3) weeks per year, subject to the Company’s policies and practices. The Company may modify compensation and benefits from time to time in its discretion.

3.	Option Grant.

After you commence employment, it will be recommended to the Board that you be granted an option (the “Option”) to purchase five hundred six thousand, seven hundred sixty (506,760) shares of the

Company’s common stock under the Company’s current stock option plan (the “Plan”) at the fair market value of the stock on the date of grant as determined by the Board. The fair market value of the Company’s common stock was most recently determined to be twenty-eight cents ($0.28) per share. The Option will vest over four (4) years, contingent on your continued employment with the Company, with 25% of the shares to vest on the one-year anniversary of your vesting commencement date, and the remaining shares to vest monthly thereafter. The Option will be governed in full by the terms of the Plan and your stock option agreement.

4.	Confidentiality and Proprietary Information Obligations.

(a) Proprietary Information. As a Company employee, you will be expected to abide by Company policies, rules and regulations, including but not limited to the policies contained in the Company’s Employee Handbook. In addition, as a condition of this offer and your continued employment, you must sign and comply with the Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), two originals of which are enclosed herewith.

(b) Third Party Information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By entering into this offer letter agreement, you represent that you will be able to perform your job duties within these guidelines.

(c) Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.

(d) Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business.

5.	No Conflicts. By signing this letter agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

6.	Noninterference.

While employed by the Company, and for one (1) year immediately following the termination of your employment for any reason, you agree not to interfere with the business of the Company by: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of the Company to terminate any employment or consulting relationship with the Company for any reason including in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer or prospective customer of the Company which at the time of your employment termination, or during the year immediately prior thereto, was listed on the Company’s customer or prospective customer list.

7.	At Will Employment.

Your employment with the Company is an “at-will” arrangement and this offer letter agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and by a duly authorized Company officer.

8.	Severance Benefits for Termination Without Cause.

If the Company terminates your employment other than for Cause, you will be eligible to receive, as your sole severance benefits: (i) severance pay equal to three (3) months of your base salary in effect as of the termination date (the “Severance Payment”) if you are terminated within 6 months of being hired; severance pay equal to six (6) months of your base salary in effect as of the termination date (the “Severance Payment”) if you are terminated after 6 months of being hired and (ii) if such termination occurs prior to the one (1) year anniversary of your employment, you shall be vested in such portion of the shares underlying your Option as shall equal to the number of full months of employment up to the termination date divided by forty-eight (48) (collectively, the “Severance Benefits”), provided that you must: (a) first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form reasonably acceptable to the Company; and (b) not be in material breach of the Proprietary Information Agreement or any other agreement or contract between you and the Company at the time of the receipt of the Severance Payment. If owed, the Severance Payment will be paid within ten (10) business days after the effective date of the general release referenced in the preceding sentence.

For the purposes of this letter agreement, “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (a) your conviction or a plea of nolo contendere of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (c) your material violation of any contract or agreement between you and the Company or any Company policy, or of any statutory duty you owe to the Company, including without limitation, material breach of your Proprietary Information Agreement; or (d) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (d) above will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

9.	Miscellaneous.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification signed by you and an officer of the Company. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Please sign and date this letter and the enclosed Proprietary Information Agreement, and return them to me by August 16, 2006 if you wish to accept employment at the Company under the terms described above. If you accept our offer, you will need to commence employment no later than August 21, 2006.

Bud, speaking for myself and everyone else, we are all very excited to have you join the CardioMEMS team. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

CardioMEMS, Inc.

/s/ Jay Yadav
Jay Yadav
Founder and Chairman, Board of Directors

Understood and Accepted:

/s/ Harold W. Ingalls
Bud Ingalls

Date: 8/15/06

Enclosure: Employee Proprietary Information and Inventions Agreement

CardioMEMS, Inc. 75 Fifth Street, NW, Suite 440 Atlanta, GA 30308 Phone (404) 920-6700 Fax (404) 885-9974

January 17, 2007

VIA HAND DELIVERY

Harold (Bud) W. Ingalls

CardioMEMS, Inc.

75 Fifth Street, NW,

Suite 440

Atlanta, GA 30308

Re: Amendment of Offer Letter Agreement

Dear Bud,

This letter agreement (the “Agreement”) supersedes and replaces in full Section 8 (Severance Benefits for Termination Without Cause) of your August 7, 2006 offer letter agreement with CardioMEMS, Inc. (the “Company”). This Agreement is effective as of January 17, 2007.

1. General Severance Benefits. In the event that, at any time, your employment is terminated by the Company without Cause (as defined in Section 4(b)), and you are not eligible for the Change of Control Severance Benefits (as defined in Section 2), you will be eligible to receive, as your sole severance benefits (the “General Severance Benefits”), severance pay in the form of continuation of your base salary in effect as of the employment termination date for six (6) months, subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule (provided that, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion). Notwithstanding the foregoing, in order to be eligible for the General Severance Benefits, you must meet the Release Requirements as set forth in Section 5.

You will not be eligible for the General Severance Benefits if the Company terminates your employment for Cause, or if you resign for any reason.

2. Change of Control Severance Benefits: You will be eligible for the Change of Control Severance Benefits as your sole severance benefits, if the Company consummates a Change of Control (as defined in Section 4(a)) and, at any time within the time period beginning thirty (30) days prior to the consummation of the Change of Control and ending twelve (12) months after the consummation of the Change of Control, the Company (or any successor entity) terminates your employment without Cause or you resign from your employment for Good Reason (as defined in Section 4(c)). The Change of Control Severance Benefits shall consist of: (a) severance pay in the form of continuation of your base salary in effect as of the termination date, subject to required deductions and withholdings, for a period of twelve (12) months (provided that, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion); (b) if you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws, (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) through the earlier of either twelve (12) months after the

Harold (Bud) W. Ingalls

January 17, 2007

employment termination date or the date that you become eligible for group health insurance coverage through a new employer; and (c) any then-outstanding stock options provided to you in connection with your employment relationship with the Company shall be subject to accelerated vesting such that all unvested shares will vest and become exercisable effective as of your employment termination date. You agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date. Notwithstanding the foregoing, in order to be eligible for the Change of Control Severance Benefits, you must meet the Release Requirements as set forth in Section 5.

You will not be eligible for the Change of Control Severance Benefits if the Company (or any successor entity) terminates your employment for Cause or if you resign for any reason that does not qualify as Good Reason.

3. Deferred Compensation and Excise Tax Provisions.

(a) Deferred Compensation. In the event that the Company determines that any payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the payments hereunder, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However if there is no Revised Payment Schedule that would avoid application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 3(a) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 3(a); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

(b) Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provide, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation.

Harold (Bud) W. Ingalls

January 17, 2007

The Company shall reasonably determine the procedures and manner of making the calculation required above.

4. Definitions.

(a) Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

(b) Definition of Cause. “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Employee Proprietary Information and Inventions Agreement with the Company (the “Proprietary Information Agreement”), or of any Company policy, or of any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(c) Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred and that you assert that grounds for a resignation for Good Reason exist as a result: (i) without your written consent, a material diminution of your duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (iii) without your consent, the relocation of your assigned office location by more than sixty (60) miles unless, as a result of such relocation, your assigned office location is closer to your primary residence than the immediately preceding assigned office location.

Harold (Bud) W. Ingalls

January 17, 2007

5. Release Requirements.

To be eligible to receive the General Severance Benefits or the Change of Control Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement); (b) you must not be in material breach of the Proprietary Information Agreement or any other agreement or contract between you and the Company at the time of the receipt of such benefits; and (c) if you are a member of the Board of Directors of the Company (the “Board”) as of the termination date, you must promptly resign from the Board if your resignation is requested by the Board. In the event that, during such time as you continue to receive the General Severance Benefits or Change of Control Severance Benefits, as applicable, you materially breach the Proprietary Information Agreement or any other agreement or contract between you and the Company, the Company’s obligation to continue to provide the General Severance Benefits or Change of Control Severance Benefits will immediately cease in full, and you will not be entitled to receive any such additional benefits as of the date of your breach.

6. Miscellaneous.

Nothing in this Agreement is intended to alter the at-will nature of your employment with the Company. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to severance and change of control benefits, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning severance or change of control benefits including but not limited to Section 8 (Severance Benefits for Termination Without Cause) of your August 7, 2006 offer letter agreement with the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Harold (Bud) W. Ingalls

January 17, 2007

To indicate your understanding and acceptance of this Agreement, please sign and date below, and return this Agreement to me within five (5) business days. You may retain the enclosed additional copy of this Agreement for your files.

We are very pleased to offer these new severance terms, and look forward to a continued productive employment relationship.

Sincerely,
CardioMEMS, Inc.

/s/ Jay S. Yadav, M.D.
Jay S. Yadav, M.D.
Chief Executive Officer

Understood and Accepted:

/s/ Harold W. Ingalls
Harold (Bud) W. Ingalls

Date: January 17, 2007